Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS [***].

Execution Version

FUNDING AND LICENSE AGREEMENT

by and among

Opus Genetics, Inc.,

OpusTX, LLC,

Eyes On The Future,

and

The RDH12 Fund for Sight

Dated July 22, 2025

TABLE OF CONTENTS

		Page

1.	Definitions	1
2.	Economics	10
2.1	Funding and Disbursements	10
2.2	Use of the Disbursed Amount	10
2.3	Records	10
2.4	Quarterly Statements	10
2.5	Taxes	10
3	Development	10
3.1	Development Activities	10
3.2	Performance Standards	11
3.3	Development Activity Costs	11
3.4	Development Milestones	11
3.5	Information Sharing; Records	11
3.6	Technology Transfer	11
3.7	Transfer of Materials	12
3.8	Transfer of Third Party Agreements	12
3.9	Regulatory Materials	12
3.10	Other Assistance on License Trigger Event	13
4.	Governance	13
4.1	Joint Research Committee	13
4.2	Limitations	14
5.	Licenses	14
5.1	License to the Funding Parties	14
5.2	Limitations of the Funding Parties’ Rights Under the Penn License Agreement	15
5.3	Sublicenses	15
5.4	Opus License to Third Parties	15
5.5	Subcontractors	16
5.6	Funding Parties’ Exercise of Rights	16
5.7	License to Opus; Grant Back Technology	16
6.	Intellectual Property	17
6.1	Ownership of Intellectual Property	17
6.2	Patent Filing, Prosecution and Maintenance	17
6.3	Enforcement	17

-i-

7.	Confidentiality; Publication	18
7.1	Nondisclosure Obligation	18
7.2	Permitted Disclosures	19
7.3	Obligations Upon Termination	20
7.4	Applicable Law; SEC Filings and Other Disclosures	20
7.5	Publication; Press Release	20
7.6	Use of Names	21
8.	Representations, Warranties, and Covenants	21
8.1	Mutual Representations and Warranties	21
8.2	Representations and Warranties of Opus	22
8.3	Covenants	23
8.4	No Other Representations or Warranties	25
9.	Indemnification	25
9.1	By the Funding Parties Pursuant to the Penn License Agreement	25
9.2	Indemnification Between the Parties	26
9.3	Insurance	27
9.4	Limitation of Liability	28
10.	Dispute Resolution	28
10.1	Jurisdiction; Venue; Service of Process	28
10.2	Equitable Relief	28
10.3	Several and Not Joint Liability	28
11.	Term and Termination	28
11.1	Term	28
11.2	Termination for Material Breach	28
11.3	Termination for Bankruptcy	29
11.4	Termination for Convenience	29
11.5	Effects of Termination	29
11.6	Surviving Provisions	30
12.	Miscellaneous	30
12.1	Relationship Between the Funding Parties	30
12.2	Opus Bankruptcy	31
12.3	Assignment	32
12.4	Severability	32
12.5	Force Majeure	32
12.6	Notices	33
12.7	Entire Agreement; Amendments	34
12.8	Headings	34

-ii-

12.9	Independent Contractors	34
12.10	Third Party Beneficiary Rights	34
12.11	No Discrimination	34
12.12	Performance by Affiliates	34
12.13	Waiver	34
12.14	Cumulative Remedies	34
12.15	Further Assurances	34
12.16	Construction	35
12.17	Waiver of Rule of Construction	35
12.18	Counterparts	35

Schedules

Schedule 1.69	Licensed Patents
Schedule 1.88	Penn License Agreement
Schedule 1.89	Penn Patents
Schedule 3.1	Development Plan
Schedule 3.4(b)	Baseball Arbitration Procedures
Schedule 3.6	Technology Transfer Plan Terms
Schedule 3.8	Third Party Agreements
Schedule 3.9(d)	Transfer of Regulatory Materials and Records
Schedule 9.3	Insurance Requirements

-iii-

Execution Version

FUNDING AND LICENSE AGREEMENT

This Funding and License Agreement (“Agreement”), effective as of July 22, 2025 (the “Effective Date”), is entered into by and among Opus Genetics, Inc., a Delaware corporation (“Opus Parent”), and OpusTX, LLC, formerly Opus Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Orange Parent (“Opus Subsidiary,” and together with Opus Parent, “Opus”), Eyes On The Future, a registered company limited by guarantee in England and Wales, No. 13956181 and a registered Charity No. 1198330 (“EOTF”), and the RDH12 Fund for Sight, a United States registered 501(c)(3) charitable foundation (the “Fund,” and together with EOTF, the “Funding Parties”). Opus, EOTF, and the Fund may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

Whereas, Opus has expertise in the discovery and development of products utilizing gene therapy, including Opus’ therapeutic development gene therapy program directed against the RDH12 gene for the treatment of inherited retinal degeneration, known as OPGx-RDH12 (the “RDH12 Program”);

Whereas, the Funding Parties are interested in progressing research and development of treatments for patients with inherited retinal degeneration associated with mutations in the RDH12 gene;

Whereas, subject to the terms and conditions of this Agreement, Opus desires to receive funding from the Funding Parties for, and the Funding Parties desire to provide Opus with funding for, IND-enabling and development activities for the RDH12 Program; and

Whereas, in consideration of such funding, the Funding Parties desire to receive, and Opus desires to grant to the Funding Parties, a non-exclusive license under the RDH12 Technology for the Development of Licensed Products and advancement of the RDH12 Program (with each capitalized term as defined below), which license is only exercisable following the occurrence of a License Trigger Event, subject to the limitations and conditions set forth in this Agreement.

Now, Therefore, the Parties hereby agree as follows:

AGREEMENT

1.          Definitions.  Unless specifically set forth to the contrary herein, the following capitalized terms, whether used in the singular or plural, will have the respective meanings set forth below:

1.1         “Accounting Standards” means, with respect to a Person, the International Financial Reporting Standards or GAAP, as applicable, as generally and consistently applied throughout such Person’s organization.

1.2          “Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding, or investigation by or before, or otherwise involving, any Governmental Entity.

1.3          “Affiliate” means, with respect to any Party, any Person controlling, controlled by or under common control with such Party, for as long as such control exists.  For purposes of this Section 1.3 (Affiliate), “control” means (a) in the case of a corporate entity, direct or indirect ownership or other ability to control the voting (by contract or otherwise) of at least 50% or more of the stock or shares having the right to vote for the election of directors of such corporate entity or (b) whether or not such Person is a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

1.4          “Agreement” has the meaning set forth in the preamble.

1.5         “Applicable Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time.

1.6         “Approval Application” means a BLA or similar application or submission for a Licensed Product filed with a Regulatory Authority in a country or group of countries to obtain marketing approval for a biological or pharmaceutical product in that country or group of countries.

1.7        “Bankruptcy Code” means Title 11, United States Code, as amended, or analogous provisions of applicable law outside the United States.

1.8          “Bankruptcy Trigger Event” has the meaning set forth in Section 1.67 (License Trigger Event).

1.9          “BLA” means a Biologics License Application that is submitted to the FDA for marketing approval for a Licensed Product, pursuant to 42 U.S.C. § 262 and 21 C.F.R. Part 601.

1.10         “Breaching Party” has the meaning set forth in Section 11.2 (Termination for Material Breach).

1.11        “Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in Durham, North Carolina, or London, United Kingdom, are authorized or obligated by Applicable Laws to close.

1.12        “Cell Line IP and Materials” means [***].

1.13        “Change of Control” means, with respect to a Party, [***].

1.14        “Clinical Study” means (a) a Phase 1a/2b Clinical Study, (b) a Pivotal Clinical Study or (c) any other study in humans that is required to be conducted in accordance with GCP and is designed to generate data in support of an Approval Application.

1.15      “Clinical Trial Application” or “CTA” means a submission to a Regulatory Authority, such as the MHRA or another European Regulatory Authority, requesting authorization to conduct a clinical trial, providing information about the investigational product and the planned trial outside of the United States.  This is construed to mean the application and all supplements and amendments that may be filed with respect to the foregoing.

1.16        “Commercially Reasonable Efforts” means [***].

1.17       “Confidential Information” means, with respect to a Party, except as otherwise expressly provided in this Agreement, all proprietary or confidential information (including chemical or biological materials, chemical structures correspondence, customer lists, data, formulae, improvements, inventions, Know-How, processes, Approval Applications, Regulatory Approvals and other regulatory filings, submissions, reports, strategies, techniques, or other information) that is disclosed by or on behalf of such Party or any of its Affiliates to another Party or any of its Affiliates pursuant to this Agreement or the Term Sheet, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by or on behalf of the Disclosing Party in oral, written, visual, graphic or electronic form.  Without limiting the generality of the foregoing, and subject to the terms of Article 7 (Confidentiality; Publication): (a) the existence and terms of this Agreement will be the Confidential Information of the Parties (and the Parties will be deemed to be the Disclosing Party and the Receiving Party with respect thereto), and (b) after the occurrence of a License Trigger Event (i) during the Term, the Licensed Know-How specific to the Licensed Products will be the Confidential Information of all Parties, and (ii) following the Term, the Licensed Know-How specific to the Licensed Products will be Confidential Information of Opus.

1.18         “Consultant” has the meaning set forth in Section 3.4(b) (Failure to Achieve a Development Milestone).

1.19        “Control”, “Controls”, or “Controlled by” means, with respect to any Patent, Know-How, or other intellectual property right, the extent of the ability of a Party, as applicable (whether through ownership or license, other than pursuant to this Agreement) to grant to the other Party(ies) access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, in the event of a Change of Control of a Party, the following will not be deemed to be Controlled by such Party: (a) any Patent, Know-How, or other intellectual property right owned or licensed by the Acquirer of such Party immediately prior to the closing of such Change of Control and (b) any Patent, Know-How or other intellectual property right that the Acquirer of such Party subsequently develops without accessing or practicing the RDH12 Technology or any Confidential Information of a Party, in each case ((a) and (b)), except to the extent, and only to the extent that, such Patent, Know-How, or other intellectual property right is (i) actually used by such Party or its Affiliates, or the Acquirer, to Exploit the Licensed Products following the consummation of such Change of Control or (ii) was Controlled by such Party or its Affiliates prior to the applicable Change of Control. For the purposes of this definition, “Acquirer” means any Third Party who acquires a Party through a Change of Control transaction and, as of immediately before such Change of Control transaction, any of such Third Party’s Affiliates.

1.20       “Cover” means, with respect to a particular subject matter at issue and a relevant Patent, that the manufacture, use, sale, offer for sale, or importation of such subject matter would fall within the scope of one or more issued claims of such Patent.

1.21        “CRO” has the meaning set forth in Section 1.118 (Toxicology Study).

1.22       “Development” means, with respect to the RDH12 Program, all clinical and non-clinical research and development activities conducted with respect to the RDH12 Program, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, Clinical Studies or other clinical trials, regulatory affairs, pharmacovigilance regulatory activities and obtaining and maintaining Regulatory Approval (excluding the right to obtain or maintain a BLA). When used as a verb, “Develop” or “Developing” means to engage in Development.

1.23        “Development Milestone” has the meaning set forth in Section 3.4(a) (Development Milestone Deadlines).

1.24        “Development Milestone Deadline” has the meaning set forth in Section 3.4(a) (Development Milestone Deadlines).

1.25        “Development Plan” has the meaning set forth in Section 3.1 (Development Activities).

1.26        “Disbursed Amount” has the meaning set forth in Section 2.1 (Disbursements).

1.27        “Disbursement” has the meaning set forth in Section 2.1 (Disbursements).

1.28        “Disbursement Request” has the meaning set forth in Section 2.1 (Disbursements).

1.29        “Disclosing Party” has the meaning set forth in Section 7.1 (Nondisclosure Obligation).

1.30        “Effective Date” has the meaning set forth in the preamble.

1.31        “Effective Date Inventory” has the meaning set forth in Section 3.1 (Development Activities).

1.32        “EOTF” has the meaning set forth in the preamble.

1.33        “Escrow Agreement” has the meaning set forth in Section 3.7 (Transfer of Materials).

1.34      “Existing RDH12 Inventory” means the quantities of Licensed Product fit for use to dose patients in a Clinical Study, including components thereof and RDH12 AAV vials, existing as of the date of a License Trigger Event.

1.35      “Exploit” or “Exploitation” means to develop, use, have used, sell, have sold, offer for sale, make, have made, distribute, import, export, or otherwise exploit or have exploited.

1.36        “Extension Dispute” has the meaning set forth in Section 3.4(b) (Failure to Achieve a Development Milestone).

1.37        “Extension Negotiation Period” has the meaning set forth in Section 3.4(b) (Failure to Achieve a Development Milestone).

1.38        “Extension Request” has the meaning set forth in Section 3.4(b) (Failure to Achieve a Development Milestone).

1.39        “Extension Response” has the meaning set forth in Section 3.4(b) (Failure to Achieve a Development Milestone).

1.40        “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.41        “Force Majeure” has the meaning set forth in Section 12.5 (Force Majeure).

1.42        “Fund” has the meaning set forth in the preamble.

1.43        “Funding Parties” has the meaning set forth in the preamble.

1.44        “Funding Parties’ Indemnitee(s)” has the meaning set forth in Section 9.2(b) (By Opus).

1.45        “GAAP” means U.S. generally accepted accounting principles.

1.46       “GCP” or “Good Clinical Practices” means applicable good clinical practices, including, as applicable the then-current standards for Clinical Studies for pharmaceuticals, as set forth in the FD&C Act or other Applicable Law in any relevant country.

1.47        “Global Out-License Agreement” has the meaning set forth in Section 5.4 (Opus License to Third Parties).

1.48      “GLP” or “Good Laboratory Practices” means the applicable then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in 21 C.F.R. Part 58, or comparable regulatory standards in jurisdictions outside of the United States.

1.49      “GMP” or “Good Manufacturing Practices” means the applicable then-current good manufacturing practices promulgated or endorsed by the FDA, as defined in 21 C.F.R. Parts 4, 210, 211, 601, 610, and 820, or comparable practices in jurisdictions outside of the United States.

1.50      “Governmental Entity” means any: (a) national, federal, state, county, local, municipal, foreign, or other government; (b) governmental or quasigovernmental authority of any nature (including any agency, board, body, branch, bureau, commission, council, department, entity, governmental division, instrumentality, office, officer, official, organization, representative, subdivision, unit, or political subdivision of any government, entity, or organization described in the foregoing clauses (a) or (b), and any court or other tribunal); (c) public international or multinational governmental organization or body; (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or taxing authority or power of any nature (including any arbiter) or administrative functions of or pertaining to government; (e) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization, or other Person described in the foregoing clauses (a), (b), (c), or (d) of this definition; or (f) any political party.

1.51       “Grant Back Know-How” means any Know-How (excluding any Patents or any Licensed Know-How) that is Controlled by a Funding Party or any of its Affiliates at any time during the Term that is necessary or reasonably useful for the Exploitation of the RDH12 Program.

1.52        “Grant Back License” has the meaning set forth in Section 5.7(a) (License to Develop).

1.53       “Grant Back Patents” means any Patents that are Controlled by a Funding Party or any of its Affiliates at any time during the Term that is necessary or reasonably useful for the Exploitation of the RDH12 Program.

1.54        “Grant Back Products” has the meaning set forth in Section 5.7(b) (Restriction on Commercialization).

1.55        “Grant Back Technology” means the Grant Back Know-How and the Grant Back Patents.

1.56       “IND” means (a) an investigational new drug application (or any similar application) for authorization to commence Clinical Studies filed with the FDA, and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.57        “IND Activities” means (a) those preparatory activities to be conducted in advance of submission of an IND or CTA with respect to the RDH12 Program, including [***], as further set out in the Development Plan, and (b) the preparation and filing of an IND for the RDH12 Program.

1.58        “Indemnified Party” has the meaning set forth in Section 9.2(c) (Indemnification Procedure).

1.59        “Indemnifying Party” has the meaning set forth in Section 9.2(c) (Indemnification Procedure).

1.60        “Infringement” has the meaning set forth in Section 6.3(a) (Notice).

1.61        “Initiation” means, with respect to a Clinical Study, the dosing of the first three human subjects enrolled in such Clinical Study.  When used as a verb, “Initiate” means to engage in Initiation.

1.62      “Invention” means any Know-How or invention, whether or not patentable, that is discovered, created, conceived or reduced to practice, in each case, by or on behalf of a Party or any of its Affiliates (whether solely or jointly by the Parties) in the course of performing activities under this Agreement, including all rights, title and interest in and to the intellectual property rights therein.

1.63        “Joint Research Committee” or “JRC” has the meaning set forth in Section 4.1(a) (Membership).

1.64       “Know-How” means data, results, protocols, chemical structures, chemical sequences, Materials, inventions, know-how, formulas, trade secrets, techniques, methods, processes, procedures and developments, and other scientific, technical or manufacturing information, whether or not patentable.

1.65        “Knowledgeable Party” has the meaning set forth in Section 6.3(a) (Notice).

1.66        “License” has the meaning set forth in Section 5.1(a) (Non-Exclusive License).

1.67        “License Trigger Event” means [***].

1.68       “Licensed Know-How” means any Know-How (excluding any Patents) that is Controlled by Opus or any of its Affiliates as of the Effective Date or at any time during the Term that is [***] for the Development or Manufacture of Licensed Products; provided, however, that the Licensed Know-How excludes the Cell Line IP and Materials.

1.69        “Licensed Patent” means any Patent that is Controlled by Opus or any of its Affiliates as of the Effective Date or at any time during the Term that is [***] for the Development or Manufacture of Licensed Products; provided, however, that the Licensed Patents exclude Patents in the Cell Line IP and Materials, if any. The Licensed Patents Controlled by Opus or any of its Affiliates as of the Effective Date are listed in Schedule 1.69 (Licensed Patents) attached hereto; provided, however, that any failure of a Patent to be on Schedule 1.69 (Licensed Patents) will not, in itself, indicate that such Patent is not a Licensed Patent hereunder.

1.70        “Licensed Product” means [***].

1.71        [***]

1.72        [***]

1.73        “Losses” has the meaning set forth in Section 9.1(a) (Indemnification of Penn).

1.74        “Major European Market” means [***].

1.75     “Manufacture” or “Manufactured” or “Manufacturing” means, with respect to any product (including active pharmaceutical ingredient and other material contained therein), any and all activities related to the manufacture of such product, including qualification, validation and scale-up, pre-clinical and clinical manufacture, packaging, labeling, filling, finishing, assembly, processing, in-process and finished product testing, release of such product or any component or ingredient thereof, quality assurance, quality control and audit activities related to manufacturing, testing and release of such product, ongoing stability tests, storage, shipping, supply or storage of such product (or any components or process steps involving such product or any companion diagnostic), placebo or comparator agent, as the case may be, product characterization, technical support activities, and regulatory activities related to any of the foregoing.

1.76       “Materials” means any chemical or biological substances including any: (a) organic or inorganic chemical or compound; (b) gene; (c) vector or construct, whether plasmid, phage, virus or any other type; (d) host organism, including bacteria and eukaryotic cells; (e) eukaryotic or prokaryotic cells, cell line or expression system; (f) protein, including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or peptide or enzyme; (g) genetic material, including any genetic control element (e.g., promoters); (h) virus; or (i) assay or reagent.

1.77        “MHRA” means the Medicines and Healthcare Products regulatory agency, or any successor agency thereto.

1.78        “Non-Breaching Party” has the meaning set forth in Section 11.2 (Termination for Material Breach).

1.79        “Opus” has the meaning set forth in the preamble.

1.80        “Opus Indemnitee(s)” has the meaning set forth in Section 9.2(a) (By the Funding Parties).

1.81        “Opus Parent” has the meaning set forth in the preamble.

1.82        “Opus Subsidiary” has the meaning set forth in the preamble.

1.83        “Party” or “Parties” has the meaning set forth in the preamble.

1.84       “Patents” means the rights and interests in and to issued patents and pending patent applications in any country, jurisdiction or region (including inventor’s certificates and utility models), including all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals, renewals and all patents granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations and patents of addition thereof, including patent term extensions and supplementary protection certificates, international patent applications filed under the Patent Cooperation Treaty (PCT) and any foreign equivalents to any of the foregoing.

1.85        “Penn” means the Trustees of the University of Pennsylvania.

1.86        “Penn Indemnitees” has the meaning set forth in Section 9.1(a) (Indemnification of Penn).

1.87       “Penn Know-How” means all Know-How that was licensed by Opus Subsidiary from Penn pursuant to the Penn License Agreement that relates to the RDH12 Program.

1.88        “Penn License Agreement” means that certain amended and restated license agreement between Penn and Opus Subsidiary dated June 15, 2022, as amended.  A true and complete copy of the Penn License Agreement existing as of the Effective Date is attached hereto as Schedule 1.88 (Penn License Agreement).

1.89        “Penn Patents” means the Patents that were licensed by Opus Subsidiary from Penn pursuant to the Penn License Agreement, as listed in Schedule 1.89 (Penn Patents).

1.90        “Permitted Subcontractor” has the meaning set forth in Section 5.5 (Subcontractors).

1.91       “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity or organization, including a government or political subdivision, department, or agency of a government.

1.92        “Phase 1a/2b Clinical Study” means any human clinical trial of a Licensed Product generally consistent with 21 C.F.R. § 312.21(a) (or the non-United States equivalent thereof).

1.93        “Pivotal Clinical Study” means a human clinical trial of a Licensed Product that is conducted in any country or other jurisdiction in the Territory (whether a standalone trial or a stage of a “Phase 2/3” clinical trial described in the protocol as the Phase 3 portion): (a) with a defined dose or a set of defined doses of such Licensed Product designed to establish statistically significant efficacy and safety of such Licensed Product for the purpose of enabling the preparation and submission of an Approval Application to the competent Regulatory Authorities in a country of the Territory; (b) where the results of such clinical trial are intended (if successful) to be used to establish both safety and efficacy of such Licensed Product in patients which are the subject of such trial and serve as the basis for initial or supplemental marketing authorization of such Licensed Product; or (c) that would otherwise satisfy requirements of 21 C.F.R § 312.21(c) (or the non-United States equivalent thereof).

1.94        “Prior Cell Line License Agreement” means [***].

1.95        “Prior Cell Line IP and Materials” means [***].

1.96        “Proposal” has the meaning set forth in Schedule 3.4(b) (Baseball Arbitration Procedures).

1.97        “RDH12 Program” has the meaning set forth in the recitals.

1.98        “RDH12 Technology” means the Licensed Patents and Licensed Know-How.

1.99        “Receiving Party” has the meaning set forth in Section 7.1 (Nondisclosure Obligation).

1.100      “Records” has the meaning set forth in Section 3.5(b) (Records).

1.101    “Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, any approval of an Approval Application or other approval, product, or establishment license, registration, or authorization of any Regulatory Authority necessary for the commercial marketing or sale of a pharmaceutical or biologic product in such country or other regulatory jurisdiction, including, in each case, pricing and reimbursement approval in those countries and jurisdictions where required.

1.102     “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the conduct of Clinical Studies or the manufacturing, marketing, reimbursement, or pricing, as applicable, of a Licensed Product, including the FDA, MHRA and any successor Governmental Entities having substantially the same function.

1.103    “Regulatory Materials” means, collectively, (a) all INDs or other filings needed to initiate clinical testing of any pharmaceutical product, or any application therefor, (b) any approval, license, registration, or authorization of any Regulatory Authority necessary to Manufacture, ship, or store any pharmaceutical product, or any application therefor, (c) any applications for Regulatory Approval, including Approval Applications and other applications, filings, dossiers or similar documents submitted to a Regulatory Authority in any country for the purpose of obtaining Regulatory Approval from that Regulatory Authority, (d) any supplements, amendments, appendices, and follow-on materials to any of the foregoing, and (e) any correspondence with any Regulatory Authority (including correspondence between any Opus representative and a Regulatory Authority) relating to any of the foregoing.

1.104    “Regulatory Meeting” means the meeting between Opus and the applicable Regulatory Authority to discuss such applicable Regulatory Authority’s overall feedback on the pathway to a Phase 1 Clinical Study.

1.105      “Related Party” means, with respect to a Party, its Affiliates, Permitted Subcontractors, and Sublicensees.

1.106      “Replacement Cell Line License Agreement” means [***].

1.107      “Representatives” has the meaning set forth in Section 7.2(e) (Permitted Disclosures).

1.108      “Right of Reference” has the meaning set forth in Section 3.9(a) (Right of Reference).

1.109      “Storage Agent” has the meaning set forth in Section 3.7 (Transfer of Materials).

1.110      “Sublicensee” means a Third Party to whom a Party or any of its Affiliates grants a sublicense under the licenses granted to such Party under this Agreement, as permitted herein, excluding all Permitted Subcontractors.

1.111      “Technology Transfer Plan” has the meaning set forth in Section 3.6 (Technology Transfer).

1.112      “Term” has the meaning set forth in Section 11.1 (Term).

1.113      “Term Sheet” means that certain Term Sheet between the Parties, effective as of August 9, 2023.

1.114      “Territory” means all countries and regions of the world.

1.115      “Third Party” means any Person other than Opus and the Funding Parties and their Affiliates.

1.116      “Third Party Agreement” has the meaning set forth in Section 3.8 (Transfer of Third Party Agreements).

1.117      “Third Party Claim” means any Third Party demand, claim, action, suit, and proceeding (whether criminal or civil or in contract, tort, or otherwise).

1.118      “Toxicology Study” means the IND-enabling GLP toxicology studies for the RDH12 Program, including [***].

1.119      “Trademark” means all trade names, logos, common law trademarks and service marks, trademark and service mark registrations, and applications throughout the world.

2.           Economics.

2.1        Funding and Disbursements.  Subject to the terms and conditions of this Agreement, the Funding Parties hereby commit to make available to Opus a total amount of $1,600,000 to fund the performance of the activities contemplated by the Development Plan, of which the initial $1,000,000 will be funded by the Fund, and the remaining $600,000 will be funded by EOTF. During the Term, Opus will submit written requests (each, a “Disbursement Request”) to the Funding Parties for disbursement of funds, not to exceed $1,600,000 in the aggregate, to support the performance of the activities contemplated by the Development Plan (each, a “Disbursement,” and collectively, the “Disbursed Amount”), which such Disbursement Request will [***]. The Funding Parties will provide each such Disbursement within [***] Business Days following its receipt of each Disbursement Request [***].

2.2      Use of the Disbursed Amount.  The Disbursed Amount shall be used by Opus solely to conduct the Development activities contemplated by the Development Plan, or otherwise approved by the Funding Parties in writing. Notwithstanding the foregoing, Opus shall not use the Disbursed Amount to [***].

2.3         Records.  Each Party will keep, and will cause its Affiliates and as applicable Sublicensees, to keep complete, true, and accurate books and records in accordance with its Accounting Standards in relation to this Agreement and any disbursement made hereunder, as applicable. Each Party will keep such books and records for at least [***] years following the calendar year to which they pertain or for such longer period of time as required under any Applicable Law.

2.4         Quarterly Statements.  Within [***] days of the end of each calendar quarter, Opus will provide the Funding Parties with a quarterly statement, which will include [***].

2.5         Taxes.  Each Party will be solely responsible for the payment of all taxes, fees, duties, levies, or similar amounts imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

3.           Development.

3.1          Development Activities.  Opus will use Commercially Reasonable Efforts to enter into [***] as promptly as practicable following the Effective Date. Opus will conduct the IND Activities and Phase 1a/2b Clinical Study in accordance with the development plan set forth in Schedule 3.1 (Development Plan) (the “Development Plan”) or as otherwise approved by the Funding Parties in writing. Any proposed amendments to the Development Plan will be reviewed by, and will only become effective upon approval of, the JRC.  The Funding Parties acknowledge and agree that [***] (such inventory, the “Effective Date Inventory”).

3.2         Performance Standards.  Opus will conduct the IND Activities and Phase 1a/2b Clinical Study in compliance in all material respects with all Applicable Laws, including applicable national and international (e.g., GCP and GLP) guidelines. If a License Trigger Event occurs, the Funding Parties will conduct the IND Activities and Phase 1a/2b Clinical Study in compliance in all material respects with all Applicable Laws, including applicable national and international (e.g., GCP and GLP) guidelines.

3.3        Development Activity Costs.  Subject to the terms and conditions of this Agreement, except for any activities performed by the Funding Parties following a License Trigger Event, Opus will be responsible for all costs and expenses incurred in connection with Development activities for the RDH12 Program, including the IND Activities and the Phase 1a/2b Clinical Study.

3.4          Development Milestones.

(a)          Development Milestone Deadlines. Without limiting the generality of Opus’ obligations under the Development Plan, Opus will use Commercially Reasonable Efforts to complete the following development milestones (each, a “Development Milestone”) by the applicable deadline (each such deadline as it may be extended in accordance with Section 3.4(b), a “Development Milestone Deadline”):

Development Milestone	Development Milestone Deadline

[***]	[***]

[***]	[***]

(b)          [***]

3.5          Information Sharing; Records.

(a)          Information Sharing.  During the Term at each meeting of the JRC or as otherwise agreed by the Parties, Opus will provide the JRC with written reports or presentations regarding the progress and results of any Development activities with respect to the RDH12 Program conducted by or on behalf of Opus since the prior JRC meeting, and going-forward plans for Development activities to be conducted in the upcoming [***] months, including with respect to progress of each Development Milestone.  Upon request by the JRC or either of the Funding Parties, [***].

(b)          Records.  Opus will maintain complete, current, and accurate records of all Development activities with respect to the RDH12 Program, and all data and other information resulting from the performance of such activities (“Records”).  Such Records will fully and properly reflect all work performed and results achieved in the performance of any Development activities in good scientific manner appropriate for regulatory and patent purposes.

3.6         Technology Transfer.  Within [***] days following the Effective Date, the Funding Parties and Opus will negotiate in good faith and agree to a technology transfer plan that specifies the procedure for Opus to transfer to the Funding Parties documentation, Materials, and other tangible embodiments of all Licensed Know-How that, in each case, is [***] in Opus’ possession or control (such plan, the “Technology Transfer Plan”), the terms of which will include the terms set forth in the Technology Transfer Plan term sheet attached hereto as Schedule 3.6 (Technology Transfer Plan Terms); provided that, except as otherwise provided in Section 3.7(c) (Transfer of Materials), Opus shall have no obligation to provide to the Funding Parties any [***]. Upon the occurrence of a License Trigger Event, Opus will complete the technology transfer in accordance with the Technology Transfer Plan; provided that, if Opus has dosed a subject enrolled in a Phase 1a/2b Clinical Study as of the occurrence of such License Trigger Event, then Opus shall have no obligation to transfer to the Funding Parties the RDH12 AAV vials that have already been transferred to clinical trial sites to treat patients then enrolled in such Phase 1a/2b Clinical Study.  To assist with the technology transfer, Opus will make its personnel reasonably available to the Funding Parties to transfer such Licensed Know-How and respond to the Funding Parties’ reasonable inquiries with respect thereto.

3.7          Transfer of Materials.

(a)          In connection with the negotiation of the Technology Transfer Plan, within [***] days following the Effective Date, Opus will use Commercially Reasonable Efforts to [***].

(b)          If, despite Opus’s Commercially Reasonable Efforts, Opus is unable to make such arrangement [***].

(c)          If, following a License Trigger Event, the Funding Parties determine that [***], then, at the Funding Parties’ request following such License Trigger Event [***] .  If the Funding Parties make such a request, then, [***].

(d)          Upon the written request of the Funding Parties, Opus will provide reasonable assistance to the Funding Parties in connection with the Funding Parties’ efforts to [***].

3.8        Transfer of Third Party Agreements.  Upon the occurrence of a License Trigger Event, at the Funding Parties’ request, Opus will assign to the Funding Parties or their designee, the agreements with Third Parties that are being or will be utilized by Opus to perform activities under the Development Plan (each, a “Third Party Agreement”), including but not limited to all agreements listed on Schedule 3.8 (Third Party Agreements); provided that the Funding Parties assume Opus’ obligations arising thereunder following the date of such assignment. To the extent any Third Party Agreement (a) requires any consents or approvals to effect the assignment, Opus’s only obligation under this Section 3.8 (Transfer of Third Party Agreements) will be to use Commercially Reasonable Efforts to obtain such consent or approval, or (b) cannot be assigned for any reason (including because such Third Party Agreement relates to products or programs of Opus other than the RDH12 Program), Opus will (i) use Commercially Reasonable Efforts to provide the Funding Parties or their designee with the benefits of such Third Party Agreements, and (ii) provide all assistance reasonably requested by the Funding Parties to secure an alternative agreement with a Third Party, in each case at the Funding Parties’ cost and expense. For clarity, the Penn License Agreement and [***] are not Third Party Agreements and will not be assigned to the Funding Parties.

3.9          Regulatory Materials.

(a)         Right of Reference. Subject to the terms and conditions of this Agreement, including pursuant to Section 5.1(b) (Retained Rights) and Section 5.1(c) (Covenant Not to Practice until License Trigger Event), Opus hereby grants to the Funding Parties a fully paid-up, non-transferable (except as set forth in Section 12.3 (Assignment)) right of reference to all INDs and CTAs owned or controlled by Opus and a right to copy and use all data and information contained therein for the purpose of Manufacturing, having Manufactured, Developing, and having Developed Licensed Products in accordance with the terms of this Agreement (the “Right of Reference”), including for the purpose of filing with Regulatory Authorities one or more new INDs or CTAs in the name of one or both of the Funding Parties or any designee of the Funding Parties requesting authorization to conduct clinical trials of any Licensed Product.

(b)          Assignment of INDs Upon Bankruptcy. Upon the occurrence of a Bankruptcy Trigger Event, if permitted under Applicable Laws, Opus will assign, and hereby assigns, to the Funding Parties all INDs owned or controlled by Opus related to the RDH12 Program and all associated supporting documents and will take all steps necessary to effect such transfer as promptly as practicable after the Bankruptcy Trigger Event.

(c)          Copy of IND and CTA.  Within [***] days of filing an IND or CTA with the FDA or other global health authorities for the RDH12 Program, Opus shall provide to the Funding Parties a complete copy of such IND or CTA.

(d)         Transfer of Regulatory Materials and Records. Without limiting Opus’s obligations under Section 3.9(b) (Assignment of INDs Upon Bankruptcy) or Section 3.9(c) (Copy of IND and CTA), Opus will provide the Funding Parties (i) with a then-current copy of the Regulatory Materials and Records set forth on Schedule 3.9(d) (Transfer of Regulatory Materials and Records) within [***] days following the Effective Date, and (ii) with copies of all material Regulatory Materials and Records not previously provided to the Funding Parties within [***] days following the end of each calendar month during the Term.

3.10       Other Assistance on License Trigger Event.  Upon the occurrence of a License Trigger Event, if permitted under Applicable Laws, Opus will use Commercially Reasonable Efforts to provide additional assistance as may be reasonably necessary or useful for the Funding Parties or their designee to commence or continue Developing Licensed Products, to the extent Opus is then performing or having performed such activities.

4.           Governance.

4.1          Joint Research Committee.

(a)         Membership.  No later than [***] days after the Effective Date, the Parties will establish a joint research committee (the “Joint Research Committee” or “JRC”), to coordinate, oversee, and, as applicable, approve the Parties’ activities related to the Development of the RDH12 Technology in accordance with this Article 4 (Governance).  The JRC will consist of an equal number of representatives from each Party, with Opus having two votes, and EOTF and the Fund having one vote each. Each representative will have the appropriate expertise and authority for the tasks to be undertaken by the JRC. Each Party may replace its appointed JRC representatives at any time upon reasonable written notice to the other Parties. The Funding Parties will designate the chairperson of the JRC. The chairperson will have the following roles and responsibilities: (i) to call meetings, send notice of each such meeting, and designate the time, date, and place of each such meeting; (ii) to convene or poll the representatives by other permitted means; and (iii) to approve (including via email) the final minutes of any meeting of the JRC following review of and comment on such minutes by the other members of the JRC.  The chairperson will have no other authority or special voting power. The JRC will conduct its responsibilities hereunder in good faith and with reasonable care and diligence.

(b)          Responsibilities.  The responsibilities of the JRC will be to: [***]

(c)          Decision-Making Before Initiation of a Phase 1a/2b Clinical Study.  Before Opus Initiates a Phase 1a/2b Clinical Study, the JRC will use reasonable efforts to make all decisions unanimously and, if the JRC cannot reach agreement regarding any matter within the JRC’s authority for a period of [***] days, then Opus will have tie-breaking authority over all matters before the JRC.

(d)          JRC After Initiation of a Phase 1a/2b Clinical Study. Upon the Initiation of a Phase 1a/2b Clinical Study and continuing until Initiation of a Pivotal Clinical Study for the RDH12 Program, the JRC will meet quarterly as an information-sharing only body. In advance of each meeting of the JRC, Opus will provide the Funding Parties a written quarterly report that summarizes both the status and results of all Development activities conducted with respect to the RDH12 Program since the previous meeting and the going-forward plans for Development activities to be conducted with respect to the RDH12 Program in the upcoming [***] months.

(e)          JRC Meetings.  The JRC will meet in person or by teleconference at least once every other month (i.e., bi-monthly) on such dates and at such times and places as agreed to by the members of the JRC; provided, however, that at least one such meeting per calendar year will be in person unless the Parties agree otherwise. Additional meetings of the JRC may be held with the consent of each Party (such consent not to be unreasonably withheld, delayed, or conditioned), as required under this Agreement or to resolve any matter or dispute referred to the JRC in accordance with this Agreement.  Employees or consultants of a Party that are not representatives of the Parties on the JRC may attend JRC meetings with prior notice and with respect to any consultants, prior consent, of the other Parties; provided that such attendees: (i) will not vote; (ii) will not be counted when determining whether a quorum exists at any such meeting; and (iii) will be bound by obligations of confidentiality and non-disclosure equivalent to those set forth in Article 7 (Confidentiality; Publication).  Meetings of the JRC will be effective only if at least one representative of each Party is present or participating.  Each Party will be responsible for all of its own expenses of participating in the JRC meetings.

(f)           Duration and Scope of JRC and Subsequent Information Sharing.  Unless the Parties mutually agree in writing to disband the JRC earlier, the JRC will continue to exist until the earlier of (i) the occurrence of a License Trigger Event and (ii) the termination or expiration of this Agreement in accordance with Article 11 (Term and Termination). Following any termination of the JRC, any communications designated to occur at the JRC will occur between the Parties.

4.2        Limitations.  The JRC will have no authority other than that as expressly set forth in Section 4.1 (Joint Research Committee) and, specifically, will have no authority (i) to amend or interpret this Agreement, or (ii) to determine whether a breach of this Agreement has occurred.

5.          Licenses.

5.1          License to the Funding Parties.

(a)          Non-Exclusive License. Subject to the terms and conditions of this Agreement, including pursuant to Section 5.1(b) (Retained Rights), and Section 5.1(c) (Covenant Not to Practice until License Trigger Event), Opus hereby grants to the Funding Parties a non-exclusive, worldwide, royalty-free, fully paid-up, non-transferable (except as set forth in Section 12.3 (Assignment)), license, with the right to grant sublicenses through multiple tiers solely in accordance with Section 5.3 (Sublicenses), under the RDH12 Technology to (i) Develop Licensed Products in all fields of use during the Term and (ii) Manufacture or have Manufactured Licensed Products solely for the purpose of conducting such Development (the “License”). For clarity, the License does not include (x) the right to market or sell Licensed Products or (y) any license or rights under the [***].

(b)        Retained Rights. Except as expressly set forth in this Agreement, neither Funding Party shall be granted, by implication, estoppel or otherwise, any license or right to or under any other intellectual property interest, including any Trademarks, Know-How, or Patents, of Opus.  Opus retains the right to Exploit the RDH12 Program in all fields of use during the Term and to otherwise perform its obligations under this Agreement.

(c)          Covenant Not to Practice until License Trigger Event. The Funding Parties will not practice, and shall not permit or cause any of their Affiliates or any Third Party to practice, any of the rights granted under Section 3.9(a) (Right of Reference) or Section 5.1(a) (Non-Exclusive License) unless and until a License Trigger Event occurs.

5.2         Limitations of the Funding Parties’ Rights Under the Penn License Agreement.  The Funding Parties acknowledge and agree that the rights in the Penn Patents granted by Opus to the Funding Parties are subject to the terms of the Penn License Agreement, including rights retained by Penn and other Third Parties, including Governmental Authorities, as set forth in Sections 2.1 and 2.2 of the Penn License Agreement.  This Agreement incorporates by reference (a) all of the rights of Penn under the Penn License Agreement that are applicable to this Agreement, (b) all obligations due to Penn under the Penn License Agreement that are applicable to this Agreement, and (c) the other terms and conditions referenced in Section 2.4.2 of the Penn License Agreement that are applicable to this Agreement.  The Funding Parties will comply with the applicable terms of the Penn License Agreement.  In the event of any conflict between the terms of this Agreement and the terms of the Penn License Agreement that are applicable to this Agreement, the terms of the Penn License Agreement shall prevail to the extent necessary to maintain compliance with the Penn License Agreement.

5.3         Sublicenses.  The Funding Parties will have the right to grant sublicenses through multiple tiers of the licenses granted to it in Section 5.1(a) (Non-Exclusive License), including sublicenses to a subset of the rights granted thereunder, [***], provided that any such permitted sublicense is in writing and consistent with and subject to the terms and conditions of this Agreement.  Within [***] days of the execution of any sublicense agreement or any amendment thereto, the Funding Parties shall provide Opus with a complete and accurate copy of such document in the English language.  Notwithstanding the foregoing, the Funding Parties may redact any such document only with respect to technology other than the Penn Patents and to the extent necessary to preserve the confidentiality of confidential information of the applicable sublicensee, provided that sufficient information remains unredacted to allow Opus to assess whether the Funding Parties and sublicensee are in compliance with the terms and conditions of this Agreement, including the applicable terms of the Penn License Agreement, provided further that upon written request of Opus, the Funding Parties shall promptly provide a complete and accurate copy of such document to Opus, in the English language. Opus’s receipt of such sublicense document, however, will constitute neither an approval nor disapproval of such document nor a waiver of any right of Opus or obligation of the Funding Parties under this Agreement. It shall be a material breach of this Agreement if any sublicense (i) does not include all of the terms and conditions set forth in Section 2.4.2 of the Penn License Agreement or (ii) is not issued in accordance with the terms and conditions set forth Section 2.4 of the Penn License Agreement.

5.4          Opus License to Third Parties.  If Opus enters into an agreement granting a Third Party an exclusive, worldwide license to develop or commercialize the RDH12 Program (such license, a “Global Out-License Agreement”), then Opus shall either (a) cause the Third Party licensee to enter into an agreement with the Funding Parties pursuant to which the Third Party grants the Funding Parties rights with respect to the RDH12 Program and RDH12 Technology substantially equivalent to the rights the Funding Parties receive under this Agreement, in which case this Agreement will terminate, or (b) (i) enter into an assignment and assumption agreement with the Third Party licensee pursuant to which such licensee agrees to assume and perform all of Opus’s liabilities and obligations under this Agreement, and names the Funding Parties as third party beneficiaries of such assignment and assumption agreement, with the right to enforce this Agreement directly against the Third Party licensee, and (ii) promptly provide the Funding Parties with a copy of such assumption and assignment agreement. Except as provided above with respect to a Global Out-License Agreement, Opus shall not enter into an agreement granting a Third Party an exclusive license to develop or commercialize the RDH12 Program in the United States without the Funding Parties’ prior written consent. For clarity, except as provided in this Section 5.4 (Opus License to Third Parties), Opus retains the right to grant licenses to Exploit the RDH12 Program to one or more Third Parties in its sole discretion so long as any such license does not conflict with the terms of this Agreement.

5.5        Subcontractors.  Prior to the occurrence of a License Trigger Event, Opus will have the right to engage Third Party contractors to perform any portion of its obligations under this Agreement [***] (each such Third Party contractor, a “Permitted Subcontractor”). Any Permitted Subcontractor will be required to agree in writing to be bound by terms regarding maintaining the confidentiality of proprietary information that are no less stringent than those contained in this Agreement.  Opus’ use of Permitted Subcontractors will not relieve it of any of its obligations pursuant to this Agreement, and Opus will remain principally responsible and obligated for the performance of such activities.  Notwithstanding any term of this Agreement to the contrary, including this Section 5.5 (Subcontractors), Opus shall have the sole right to determine the terms of the [***].

5.6         Funding Parties’ Exercise of Rights.  Subject to any subsequent agreement between the Funding Parties to the contrary, if a License Trigger Event occurs, then (a) the Funding Parties will practice, transfer, or sublicense the License and other rights granted to them in this Article 5 (Licenses) jointly and by consensus, and neither will transfer or sublicense the rights granted in this Article 5 (Licenses) without the consent of the other Funding Party, and (b) the Funding Parties will share any proceeds received from the transfer or sublicensing of the License and other rights granted to them in this Article 5 (Licenses) with EOTF receiving 37.5% and the Fund receiving 62.5% of such proceeds.  To the extent that there is a dispute between the Funding Parties or Opus otherwise receives conflicting instructions from the Funding Parties with respect to any of the foregoing, after the occurrence of a License Trigger Event, Opus will not be expected to take any action hereunder absent receipt of written instructions from both of the Funding Parties, and it will not be a breach of this Agreement for Opus to fail or refuse to take such any action absent receipt of written instructions from both of the Funding Parties.

5.7          License to Opus; Grant Back Technology.

(a)          License to Develop. If the License Trigger Event occurs and the Funding Parties generate data related to Licensed Products or other Grant Back Technology through the Development of Licensed Products, then, subject to the terms and conditions of this Agreement, effective upon such License Trigger Event, the Funding Parties hereby grant to Opus and its Affiliates, a non-exclusive, worldwide, royalty-free, fully paid-up, perpetual and irrevocable license, with the right to grant sublicenses through multiple tiers, under the Grant Back Technology to develop the RDH12 Program in all fields of use in the Territory, including manufacture of a supply of the Licensed Products to support such development activities, and to apply for and obtain Regulatory Approval for (but not sell, offer to sell, market, or commercialize) the Licensed Products in the Territory (the “Grant Back License”).

(b)        Restriction on Commercialization. Notwithstanding the rights granted to Opus in the Grant Back License, Opus and its Affiliates will not (and will not permit any sublicensee to) sell, offer to sell, market, or otherwise commercialize any Licensed Product for which Opus obtained Regulatory Approval in reliance on data or other Grant Back Technology licensed to Opus under the Grant Back License (such products, “Grant Back Products”). At Opus’s written request, the Funding Parties will enter into good faith negotiations with Opus regarding a written agreement under which the Funding Parties would grant Opus and its Affiliates the exclusive license and right under such data and other Grant Back Technology to sell, offer to sell, market, and otherwise commercialize Grant Back Products. Such agreement between the Parties would contain commercially reasonable terms and conditions, which terms and conditions would include [***]. If, following [***] days of negotiation, the Parties are unable to agree on the terms and conditions of such an agreement, including [***], Opus or the Funding Parties may submit the matter for arbitration in accordance with the procedures set forth in Schedule 3.4(b) (Baseball Arbitration Procedures) by providing written notice thereof to the other Party(ies).

6.           Intellectual Property.

6.1        Ownership of Intellectual Property.  As between the Parties, each Party will retain ownership of all Patents, Know-How, and other intellectual property rights that are Controlled by such Party prior to the Effective Date or are otherwise developed by such Party outside of this Agreement. As between the Parties, Opus will own all Inventions discovered or created by or on behalf of Opus or its Affiliates, and the Funding Parties will own all Inventions discovered or created by or on behalf of the Funding Parties or its sublicensees after a License Trigger Event.  All determinations of inventorship will be made in accordance with U.S. patent law.

6.2          Patent Filing, Prosecution and Maintenance.

(a)          Prosecution of Penn Patents.  The Parties acknowledge and agree that the patent filing, prosecution and maintenance of Penn Patents will be governed by Section 5.1 of the Penn License Agreement. Opus will keep the Funding Parties reasonably informed of all communications with Penn regarding the preparation, filing, prosecution and maintenance of Penn Patents. After the occurrence of a License Trigger Event, the Funding Parties may provide a written request that a patent application be filed in a country or territory. Opus will comply with the procedures of Section 5.1.2 of the Penn License Agreement and use Commercially Reasonable Efforts to cause Penn to file such patent application.

(b)          Prosecution of Licensed Patents. Subject to Section 6.2(a) (Prosecution of Penn Patents), Opus will have the first right, and will use Commercially Reasonable Efforts, to, at its election and cost and expense, to file, prosecute and maintain the Licensed Patents. Opus will provide the Funding Parties with a reasonable opportunity to review and comment on its efforts to prepare, file, prosecute, and maintain the Licensed Patents, including by providing the Funding Parties with a copy of all material communications from any patent authority regarding any Licensed Patents, and by providing drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses. In the event that, following the occurrence of a License Trigger Event, Opus elects not to undertake the filing, prosecution or maintenance for any such Licensed Patents, Opus will notify the Funding Parties as soon as reasonably practicable, but no less than [***] days before any such Patents would become abandoned or otherwise forfeited, and the Funding Parties will, subject to Section 6.2(a) (Prosecution of Penn Patents), have the right (but not the obligation), at their sole cost and expense, to undertake the filing, prosecution, and maintenance of such Licensed Patents.

(c)         Costs of Patent Prosecution.  All costs for the filing, prosecution and maintenance of the Licensed Patents will be solely incurred by and the sole responsibility of the prosecuting Party.

(d)         Cooperation. Opus and the Funding Parties will obtain the cooperation of their respective employees or obligated Third Parties that are inventors in the filing, prosecution, and maintenance directed to any inventions that may arise hereunder.

6.3          Enforcement.

(a)        Notice.  If a Party believes there is an infringement, unauthorized use, misappropriation, threatened infringement or other violation by a Third Party of any RDH12 Technology (such party, the “Knowledgeable Party”), including any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability, or non-infringement with respect to any RDH12 Technology (collectively, “Infringement”), the Knowledgeable Party will provide the other Parties with (i) written notice of such Infringement or potential Infringement and (ii) evidence of such Infringement or potential Infringement.

(b)          Enforcement of Intellectual Property Rights. As between the Parties, Opus will have the sole right, but not the obligation to institute, prosecute and control an Action to enforce the RDH12 Technology against Infringement by counsel of its own choice.  For clarity, no Funding Party will notify such Third Party of such Infringement or potential Infringement or otherwise put such Third Party on notice of the existence of any RDH12 Technology.

(c)         Cooperation and Joinder. If Opus elects to enforce under this Section 6.3 (Enforcement), it will keep the Funding Parties informed of the status and progress of such enforcement efforts, and reasonably consult with the Funding Parties, including using reasonable efforts to take the Funding Parties’ comments into good faith consideration with respect to such enforcement action. The Funding Parties will also reasonably cooperate and assist with the other in litigation proceedings instituted hereunder but at the expense of Opus, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required. The costs and expenses of each Party incurred pursuant to this Section 6.3(c) (Cooperation and Joinder) will be borne by Opus.

(d)        Recovery Allocations. Subject to Section 5.4.5 of the Penn License Agreement, any damages or other monetary awards recovered with respect to an Action brought pursuant to this Section 6.3 (Enforcement) will be shared as follows:

(i)          the amount of such recovery will first be applied to the Parties’ reasonable out-of-pocket costs incurred in connection with such Action (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses); then

(ii)         any remaining proceeds constituting direct or actual damages for acts of infringement or constituting punitive or treble damages will be retained by Opus.

7.           Confidentiality; Publication.

7.1        Nondisclosure Obligation.  Each Party agrees that a Party (the “Receiving Party”) that receives the Confidential Information of another Party (the “Disclosing Party”) pursuant to this Agreement will: (a) maintain in confidence such Confidential Information using not less than the efforts that such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts; (b) not disclose such Confidential Information to any Third Party without first obtaining the prior written consent of the Disclosing Party, except for disclosures expressly permitted pursuant to this Article 7 (Confidentiality; Publication); and (c) not use or disclose such Confidential Information for any purpose except those permitted under this Agreement, including the exercise of each Party’s rights and performance of its obligations hereunder and, in the case of the Funding Parties, the exercise of the licenses granted to the Funding Parties hereunder.  The obligations of confidentiality, non-disclosure, and non-use under this Section 7.1 (Nondisclosure Obligation) will be in full force and effect from the Effective Date until the later of (i) [***] years following the Term, (ii) expiration or abandonment of the last Licensed Patent, and (iii) [***] years from the First Commercial Sale (as defined in the Penn License Agreement) of a Licensed Product.  The following will not be deemed Confidential Information for purposes of the restrictions set forth in this Section 7.1 (Nondisclosure Obligation):

(i)         information that is known by the Receiving Party at the time of its receipt without any obligation to keep it confidential or restriction on its use, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s written records;

(ii)         information that is or becomes publicly available or part of the public domain through no breach of this Agreement by the Receiving Party;

(iii)       information that is subsequently disclosed to the Receiving Party, without any obligation to keep it confidential or restriction on its use, by a Third Party who may lawfully do so and is not under an obligation of confidentiality or any restriction on use with respect to such information; and

(iv)       information that is developed by the Receiving Party independently of Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s written records, without use of or reference to the Disclosing Party’s Confidential Information.

Any combination of features or disclosures will not be deemed to fall within the exclusions set forth in Section 7.1 (Nondisclosure Obligation) merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

7.2          Permitted Disclosures.  Notwithstanding the restrictions set forth in Section 7.1 (Nondisclosure Obligation), the Receiving Party may disclose Confidential Information of the Disclosing Party (including the existence and terms of this Agreement):

(a)          to any Governmental Entity in order to file or prosecute patent applications as contemplated by this Agreement;

(b)          to prosecute or defend litigation;

(c)          to exercise its rights and perform its obligations hereunder; provided that such disclosure is covered by terms of confidentiality similar to those set forth herein (except with respect to the duration of such terms which will be commercially reasonable under the circumstances);

(d)          to the Receiving Party’s bankers, lawyers, accountants, financers, shareholders, and other professional advisors that are bound by professional duties of confidentiality;

(e)        to the extent the Receiving Party deems such disclosure necessary to be disclosed (i) to its Related Parties, or its or their respective employees, agents, representatives, consultants, and Permitted Subcontractors (“Representatives”) on a need-to-know basis for the research, development, manufacture, or commercialization of the Licensed Products, (ii) to its attorneys, accountants, and advisors, (iii) in connection with a prospective or actual licensing transaction or other business agreement or contractual obligation related to the Licensed Products in accordance with this Agreement, (iv) to existing or bona fide prospective acquirers, merger partners, lenders, or investors of the Receiving Party in connection with transactions or bona fide prospective transactions with the foregoing, including loans, financings or investments, acquisitions, mergers, consolidations, sale of assets, or similar transactions (or for such entities to determine their interest in performing such activities or to determine their rights and obligations as a result of completing such transactions), or (v) in order to perform its obligations or exercise its rights under and in accordance with this Agreement or the Penn License Agreement, in each case, on the condition that any Third Parties, other than Regulatory Authorities, to whom such disclosures are made agree to be bound by confidentiality and non-use obligations substantially similar to those contained in this Agreement (subject to a commercially reasonable period of confidentiality that is appropriate and customary to such circumstances);

(f)         to comply with Applicable Law (including annual reporting requirements imposed on charitable organizations in the jurisdiction in which it is organized); or

(g)        to include such Confidential Information in submissions to any Regulatory Authority or other Governmental Entity with authority over the Receiving Party or matters related to this Agreement (including any tax authority).

If a Receiving Party deems it reasonably necessary to disclose Confidential Information belonging to a Disclosing Party pursuant to Sections 7.2(b) (Permitted Disclosures), Section 7.2(d) (Permitted Disclosures) or Section 7.2(f) (Permitted Disclosures), the Receiving Party will, to the extent possible, give reasonable advance notice of such disclosure to the Disclosing Party and take reasonable measures to ensure confidential treatment of such information.

7.3        Obligations Upon Termination.  Upon the earlier of termination or expiration of the Agreement, except to the extent prohibited by Applicable Law, upon the Disclosing Party’s request, the Receiving Party will, and will promptly require all of its Representatives, to securely return to the Disclosing Party or securely dispose of all Confidential Information of the Disclosing Party (at the Receiving Party’s election), whether such Confidential Information is in written, electronic, or other form of media.  If the Receiving Party is not reasonably able to return or securely dispose of the Disclosing Party’s Confidential Information, including, such Confidential Information stored on backup media, then the Receiving Party will continue to protect such Confidential Information in accordance with the terms of this Agreement until such time that it can reasonably return or securely dispose of such Confidential Information.  Notwithstanding the foregoing, the Receiving Party may retain, solely for the purposes of compliance with Applicable Law and determining the scope of its obligations or exercising any rights surviving such termination or expiration under this Agreement, one copy of Confidential Information received hereunder, and provided, that a Receiving Party will not be required to destroy electronic files containing such Confidential Information of the Disclosing Party that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information, and any such retained copies will continue to be subject to the confidentiality and non-use obligations in accordance with this Agreement.

7.4        Applicable Law; SEC Filings and Other Disclosures.  A Party may disclose the terms of this Agreement or activities performed hereunder to the extent required to comply with Applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory; provided that, to the extent such disclosure includes terms or information that have not previously been so disclosed, such Party will provide the other Parties a reasonable opportunity to review such disclosure and reasonably consider the other Parties’ comments regarding confidential treatment sought for such disclosure.

7.5         Publication; Press Release. On a date to be determined by the Funding Parties, the Parties will jointly issue a press release regarding the signing of this Agreement in a mutually agreed form. Except (a) as set forth in the preceding sentence, (b) as set forth in Section 7.2(f) (Permitted Disclosures), and (c) as set forth in Section 7.4 (Applicable Law; SEC Filings and Other Disclosures), no Party will make any public announcement regarding this Agreement or activities hereunder without the prior written approval of the other Parties. Notwithstanding the foregoing, Opus acknowledges that the Funding Parties may from time-to-time desire to disclose certain reasonable Confidential Information regarding this Agreement and the RDH12 Program in connection with fundraising activities, and Opus will not unreasonably withhold its consent to such disclosures. For clarity, once Confidential Information is publicly disclosed in a press release or otherwise, a Party may re-disclose such information, so long as it remains true and accurate, for any purpose without obtaining the consent of the other Parties.

7.6          Use of Names.

(a)          No Other Use of Company Names.  Except as otherwise expressly set forth herein, no Party will use the name, Trademark, trade name or logo of the other Parties, or their respective Affiliates or its or their employees in any publicity or news release relating to this Agreement or its subject matter without the prior express written permission of the applicable other Party. Notwithstanding the foregoing, each Party may use the name, logo, and marks of the other Parties in connection with a description of this Agreement and the RDH12 Program in executive summaries, business plans, offering memoranda, websites, and other similar documents used by such Party for fundraising activities.

(b)        Use of Penn’s Names. The Funding Parties may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Penn or any Penn school, organization, employee, student or representative, without the prior written consent of Penn. Notwithstanding the foregoing, following the occurrence of a License Trigger Event and subject to the terms of the Penn License Agreement, the Funding Parties may use the name of Penn in a non-misleading and factual manner solely in (a) executive summaries, business plans, offering memoranda, and other similar documents used by the Funding Parties for the purpose of raising financing for the operations of the Funding Parties as related to the Licensed Product, or entering into commercial contracts with Third Parties, but in such case only to the extent necessary to inform a reader that the Penn Patents have been licensed by the Funding Parties from Opus, who licensed such Penn Patents from Penn, and to inform a reader of the identity and published credentials of inventors of intellectual property, and (b) any securities reports required to be filed with the Securities and Exchange Commission.

8.           Representations, Warranties, and Covenants.

8.1         Mutual Representations and Warranties.  Opus represents and warrants to the Funding Parties, and the Funding Parties represent and warrant to Opus, as of the Effective Date, that:

(a)         such Party is duly organized, validly existing, and in good standing under the Applicable Law of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)          such Party has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)        this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to: (i) bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application affecting the rights and remedies of creditors; or (ii) laws governing specific performance, injunctive relief, and other equitable remedies;

(d)       except as disclosed by Opus in Section 8.2(m) (Representations and Warranties of Opus), the execution, delivery, and performance of this Agreement by such Party does not breach or conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which such Party is a party or by which such Party is bound, nor violate any Applicable Law of any Governmental Entity having jurisdiction over such Party;

(e)          no government authorization, consent, approval, license, exemption of or filing, or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law currently in effect, is or will be necessary for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement;

(f)          except as disclosed by Opus in Section 8.2(m) (Representations and Warranties of Opus), such Party has obtained all necessary authorizations, consents, and approvals of any Third Party that is required to be obtained by it for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement; and

(g)         neither such Party, nor any Affiliate of such Party, has been debarred by any Regulatory Authority, including under the Generic Drug Enforcement Act of 1992 (21 U.S.C. §301 et seq.), is under investigation for debarment action by any Regulatory Authority, has been disqualified as an investigator pursuant to 21 C.F.R. §312.70, has a disqualification hearing pending or is currently employing or using any Person that has been so debarred or disqualified by any Regulatory Authority to perform any of such Party’s obligations under this Agreement.

8.2          Representations and Warranties of Opus.  Opus represents and warrants to the Funding Parties, as of the Effective Date, that:

(a)         it has and will have the full right, power, and authority to grant all of the licenses and rights granted to the Funding Parties under this Agreement;

(b)        except as disclosed by Opus in Section 8.2(m) (Representations and Warranties of Opus), it has the requisite personnel, know-how and expertise to perform its obligations hereunder;

(c)         (i) except for the Penn Know-How, to which it is a non-exclusive licensee, it is the sole and exclusive owner or exclusive licensee of all RDH12 Technology, free and clear of all mortgages, pledges, liens, charges, encumbrances, or claims of any kind, including claims by any Governmental Entity or academic or non-profit institution, and (ii) with the exception of the Penn License Agreement, the RDH12 Technology is not subject to any other Third Party agreements or existing royalty or other payment obligations to any Third Party;

(d)          with the exception of the Penn License Agreement and except as disclosed in Section 8.2(m) (Representations and Warranties of Opus), Opus is not a party to any agreement with a Third Party under which Opus has obligations to such Third Party with respect to (i) the grant of a license to the Funding Parties under any RDH12 Technology or (ii) the Funding Parties’ practice thereunder or Exploitation of Licensed Products;

(e)          except as disclosed in Section 8.2(m) (Representations and Warranties of Opus), the RDH12 Technology constitutes all of the Patents and Know-How owned by or licensed to Opus or its Affiliates that are necessary or useful to Manufacture and Develop Licensed Products;

(f)           Schedule 1.69 (Licensed Patents) sets forth a complete and accurate list of all Licensed Patents issued or pending;

(g)         there is not, nor has been, any action, suit, inquiry, investigation, or other proceeding threatened in writing, pending, or ongoing by any Third Party that challenges or threatens the ownership, scope, duration, validity, enforceability, priority, or right to use of any of the RDH12 Technology;

(h)         to the knowledge of Opus, the use of the RDH12 Technology in the performance of the activities of each Party under this Agreement does not infringe, misappropriate, or otherwise violate any intellectual property right owned or controlled by any Third Party;

(i)          there is not, nor has been, any action, suit, inquiry, investigation, or other proceeding threatened in writing, pending, or ongoing by any Third Party (and Opus is not aware of any grounds therefor) that alleges the use of the RDH12 Technology to conduct activities under this Agreement would infringe, misappropriate, or otherwise violate any intellectual property rights of any Third Party (and it has not received any written notice alleging such an infringement);

(j)          Opus has disclosed to the Funding Parties all material information, and all material correspondences sent to or received from any Regulatory Authority in the possession or control of Opus or its Affiliates, in each case, related to any Licensed Product;

(k)          Opus has conducted, and to Opus’ knowledge its respective contractors and consultants have conducted, all activities prior to the Effective Date to discover, research, and develop the RDH12 Program in compliance with all Applicable Law;

(l)            this Agreement complies with the requirements of the Penn License Agreement and is a valid sublicense thereunder; and

(m)         [***].

8.3          Covenants.

(a)          Mutual Covenants. Each Party covenants to the other Parties as follows:

(i)         such Party will, and will ensure that its Affiliates and Permitted Subcontractors and Sublicensees, comply with all Applicable Law in connection with the performance of its and its Affiliates’ and Permitted Subcontractors’ and Sublicensees’ activities under this Agreement, including, to the extent applicable, the U.S. Foreign Corrupt Practices Act, the anti-corruption laws of the Territory; and all laws enacted to implement the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions; and

(ii)         such Party will not directly or indirectly offer or pay, or authorize such offer or payment of, any money, or transfer anything of value, to improperly seek to influence: (A) any elected or appointed government official (e.g., a member of a ministry of health); (B) any employee or person acting for or on behalf of a Governmental Entity; (C) any political party officer, employee, or person acting for or on behalf of a political party or candidate for public office; (D) an employee or person acting for or on behalf of a public international organization; or (E) any person otherwise categorized as a government official under local law.

(b)          Covenants of Opus.  Opus covenants to the Funding Parties as follows:

(i)          Opus will not engage, in any capacity in connection with this Agreement any Person who has been debarred by any Regulatory Authority, including under the Generic Drug Enforcement Act of 1992 (21 U.S.C. §301 et seq.), is under investigation for debarment action by any Regulatory Authority, has been disqualified as an investigator pursuant to 21 C.F.R. §312.70, has a disqualification hearing pending or is currently employing or using any Person that has been so debarred or disqualified by any Regulatory Authority to perform any of such Party’s obligations under this Agreement.  Opus will inform the Funding Parties in writing promptly if it or any Person engaged by it or any of its Affiliates who is performing any obligations under this Agreement is debarred or excluded, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Opus’ knowledge, is threatened, pursuant to which Opus, any of its Affiliates or any such person performing obligations hereunder or thereunder may become debarred or excluded;

(ii)         Opus will not grant any option, right, or license to any Third Party relating to any of the intellectual property rights that it Controls (including the RDH12 Technology) that conflict with, or could otherwise adversely impact any of the rights or licenses granted to the Funding Parties hereunder;

(iii)      except as otherwise expressly permitted under this Agreement, Opus will not assign, transfer, convey, encumber (through a lien, charge, security interest, mortgage, or similar encumbrance), or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (through a lien, charge, security interest, mortgage, or similar encumbrance), or dispose of, any assets related to the RDH12 Technology, or any Licensed Product, except to the extent that such assignment, transfer, conveyance, encumbrance, or disposition would not conflict with, be inconsistent with, or adversely affect in any respect any of the options, rights, or licenses granted to the Funding Parties hereunder; and

(iv)        following the Effective Date, Opus will provide Penn with a copy of this Agreement as required by the terms of the Penn License Agreement.  Opus will promptly notify the Funding Parties of any comments by Penn to the terms of this Agreement to the extent relating to compliance with the Penn License Agreement, and the Parties will use commercially reasonable efforts to promptly discuss the matter with Penn and collaboratively address Penn’s concerns.

(c)          Covenants of the Funding Parties. The Funding Parties covenant to Opus as follows:

(i)        following a License Trigger Event, the Funding Parties will not engage, in any capacity in connection with this Agreement, any Person who has been debarred by any Regulatory Authority, including under the Generic Drug Enforcement Act of 1992 (21 U.S.C. §301 et seq.), is under investigation for debarment action by any Regulatory Authority, has been disqualified as an investigator pursuant to 21 C.F.R. §312.70, has a disqualification hearing pending or is currently employing or using any Person that has been so debarred or disqualified by any Regulatory Authority to perform any of such Party’s obligations under this Agreement.  The Funding Parties will inform Opus in writing promptly if it or any Person engaged by it or any of its Affiliates who is, following a License Trigger Event, performing any obligations under this Agreement is debarred or excluded, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the Funding Parties’ knowledge, is threatened, pursuant to which the Funding Parties, any of their Affiliates or any such person performing obligations following a License Trigger Event hereunder or thereunder may become debarred or excluded;

(ii)        the Funding Parties will not, directly or indirectly (including where such is done by a Third Party on behalf of the Funding Parties, at the urging of the Funding Parties or with the assistance of the Funding Parties) challenge the validity, scope, or enforceability of or otherwise oppose any Licensed Patent, provided that if any Licensed Patent is asserted against the Funding Parties for activities authorized under this Agreement, then the Funding Parties are entitled to all and any defenses available to it including challenging the validity or enforceability of such Licensed Patent; and

(iii)         the Funding Parties will not grant a security interest in the License, the Right of Reference or this Agreement.

8.4             No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

9.           Indemnification.

9.1          By the Funding Parties Pursuant to the Penn License Agreement.

(a)        Indemnification of Penn. Following the occurrence of a License Trigger Event and Opus’ completion of the technology transfer to the Funding Parties pursuant to Section 3.6 (Technology Transfer), the Funding Parties will defend, indemnify, and hold Penn and its respective trustees, officers, faculty, students, employees, contractors and agents (the “Penn Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) (individually and collectively, “Losses”), including, without limitation, bodily injury, risk of bodily injury, death and property damage to the extent arising out of Third Party Claims related to (i) this Agreement, including (A) the development, testing, use, manufacture, promotion, sale or other disposition of any Licensed Product (including any product liability claim), (B) any enforcement action or suit brought by the Funding Parties against a Third Party for infringement of the Penn Patents, (C) any claim by a Third Party that the practice of Penn Patents or use of Licensed Know-How or the design, composition, manufacture, use, sale or other disposition of any Licensed Product infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such Third Party, or (D) any breach of this Agreement or Laws (as defined in the Penn License Agreement) by the Funding Parties and (ii) the Funding Parties’ gross negligence, omissions or willful misconduct, provided that the Funding Parties’ obligations pursuant to this Section 9.1(a) (Indemnification of Penn) will not apply to the extent such Third Party Claims result from the exercise by Penn of its retained rights under the Penn Patents pursuant to Section 2.2 of the Penn License Agreement or the gross negligence or willful misconduct of any of the Penn Indemnitees, in each case as determined by a court of law.

(b)         Procedure for Indemnification of Penn. The Funding Parties’ obligation to indemnify Penn Indemnitees under Section 9.1(a) (Indemnification of Penn) is conditioned upon: (i) Penn promptly notifying the Funding Parties as soon as it becomes aware of a Third Party Claim for which indemnification may be sought pursuant hereto, provided, however, that the failure to do so in a timely manner will not affect the Funding Parties’ indemnification obligations hereunder; (ii) Penn reasonably cooperating, and causing the individual Penn Indemnitees to reasonably cooperate, with the Funding Parties in the defense, settlement or compromise of such Third Party Claim (at the expense of the Funding Parties); (iii) Penn permitting the Funding Parties to control the defense, settlement or compromise of such Third Party Claim, including the right to select defense counsel; and (iv) Penn reasonably cooperating with the Funding Parties and their counsel in the course of the defense of any such Third Party Claim, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses. In no event, however, may the Funding Parties compromise or settle any Third Party Claim in a manner which (A) admits fault or negligence on the part of Penn or any other Penn Indemnitee; (B) commits Penn or any other Penn Indemnitee to take, or forbear to take, any action, without the prior written consent of Penn, or (C) grant any rights under the Penn Patents except for Sublicenses (as defined in the Penn License Agreement) permitted under Article 5 (Licenses). Notwithstanding this Section 9.1(b) (Procedure for Indemnification of Penn), in the event that a bona fide conflict exists between the Funding Parties and Penn or any other Penn Indemnitee with respect to a Third Party Claim subject to indemnification hereunder, such that the same counsel cannot represent the parties, then Penn or any other Penn Indemnitee will have the right to defend against any such Third Party Claim itself, including by selecting its own counsel, with any documented attorney’s fees and litigation expenses being paid for by the Funding Parties. The Funding Parties will pay such fees and expenses either directly or will reimburse Penn or other Penn Indemnitee within [***] days of the Funding Parties’ receipt of invoices for such fees and expenses.

(c)          [***]

(d)          [***]

9.2          Indemnification Between the Parties.

(a)          By the Funding Parties. The Funding Parties will defend, indemnify, and hold harmless Opus, its Affiliates, and its and their directors, officers, employees and agents (individually and collectively, the “Opus Indemnitee(s)”) from and against all Losses resulting from any Third Party Claims to the extent arising out of or resulting from: (i) the Exploitation of Licensed Products by the Funding Parties or their Related Parties or their respective Representatives after a License Trigger Event and Opus’ completion of the technology transfer to the Funding Parties pursuant to Section 3.6 (Technology Transfer), (ii) the gross negligence, illegal conduct, or willful misconduct of the Funding Parties or any of their Related Parties or their respective Representatives in connection with this Agreement, or (iii) the Funding Parties’ breach of a representation, warranty, covenant or other obligation of or made by the Funding Parties under this Agreement, except, in each case of (i)-(iii), to the extent such Third Party Claims arise from any action for which Opus has an indemnification obligation to a Funding Parties’ Indemnitee under Section 9.2(b) (By Opus).

(b)         By Opus.  Opus will defend, indemnify, and hold harmless the Funding Parties and their directors, officers, employees and agents (individually and collectively, the “Funding Parties’ Indemnitee(s)”) from and against all Losses resulting from any Third Party Claims to the extent arising out of or resulting from: (i) any Exploitation of Licensed Products by Opus or any of its Related Parties or their respective Representatives, (ii) the gross negligence, illegal conduct, or willful misconduct of Opus or any of its Related Parties or their respective Representatives in connection with this Agreement, or (iii) Opus’ breach of a representation, warranty, covenant or other obligation of or made by Opus under this Agreement, except, in each case of (i)-(iii), to the extent such Third Party Claims arise from any action for which the Funding Parties have an indemnification obligation to an Opus Indemnitee under Section 9.2(a) (By the Funding Parties).

(c)         Indemnification Procedure.  If a Party is seeking indemnification under Section 9.2(a) (By the Funding Parties) or Section 9.2(b) (By Opus) (the “Indemnified Party”), then it will inform the applicable other Party (the “Indemnifying Party”) of the Third Party Claim giving rise to such indemnification obligations promptly after receiving written notice of the Third Party Claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Third Party Claim will not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party will have been actually prejudiced as a result of such failure or delay to give notice).  The Indemnifying Party will have the right, at its option, to assume the defense of any such Third Party Claim for which it is obligated to indemnify the Indemnified Party by giving written notice to the Indemnified Party within [***] days after receipt of the notice of the Third Party Claim.  The assumption of defense of a Third Party Claim will not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor will it constitute a waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification.  The Indemnified Party will cooperate with the Indemnifying Party and the Indemnifying Party’s agents and representatives (including insurers) as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense.  The Indemnified Party will have the right to participate, at its own expense and with counsel of its choice, in the defense of any Third Party Claim that has been assumed by the Indemnifying Party.  If the Indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, then (i) the Indemnified Party may defend against such Third Party Claim (and the Indemnified Party need not consult with the Indemnifying Party in connection therewith) and (ii) the Indemnified Party reserves any rights it may have under this Article 9 (Indemnification) to obtain indemnification from the Indemnifying Party with respect to such Third Party Claim.  If the Parties cannot agree as to the application of Section 9.2(a) (By the Funding Parties) or Section 9.2(b) (By Opus) as to any Third Party Claim, pending resolution of the dispute pursuant to Article 10 (Dispute Resolution), then the Parties may conduct separate defenses of such Third Party Claims, with each Party retaining the right to claim indemnification from the other Party(ies) in accordance with Section 9.2(a) (By the Funding Parties) or Section 9.2(b) (By Opus), as applicable, upon resolution of the underlying Third Party Claim; provided that the Parties will engage in good faith discussions regarding such dispute before conducting separate defenses.

(d)       Settlement.  The Indemnifying Party will not settle any claim without first obtaining the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that the Indemnifying Party will not be required to obtain such consent if the settlement: (i) involves only the payment of money and will not result in the Indemnified Party (or other Opus Indemnitee(s) or Funding Parties’ Indemnitee(s), as applicable) becoming subject to injunctive or other similar type of relief; (ii) does not require an admission by the Indemnified Party (or other Opus Indemnitee(s) or Funding Parties’ Indemnitee(s), as applicable); and (iii) does not adversely affect the rights or licenses granted to the Indemnified Party (or its Affiliates) under this Agreement.  The Indemnified Party will not settle or compromise any such claim without first obtaining the prior written consent of the Indemnifying Party.

9.3        Insurance.  Each Party must, at its sole cost and expense, insure its activities in connection with the exercise of its rights under this Agreement and obtain, and keep in force and maintain Commercial Form General Liability Insurance (contractual liability included) with limits and requirements as specified in Schedule 9.3 (Insurance Requirements) and as otherwise required under the Penn License Agreement. Each Party and/or Penn may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 9.3 (Insurance), and each Party shall be required to adjust the limits based on any corresponding adjustment made by Penn under the Penn License Agreement. If the above insurance is written on a claims-made form, it will continue for [***] years following termination or expiration of this Agreement. The insurance will have a retroactive date of placement prior to or coinciding with the Effective Date, the date of Initiation of Clinical Studies, or the date of First Commercial Sale (as defined in the Penn License Agreement), as applicable to the types of insurance required by this Section 9.3 (Insurance). Each Party must furnish to Penn a valid certificate of insurance evidencing compliance with all requirements of this Agreement. The Funding Parties must furnish such document within [***] days of a License Trigger Event (or prior to exercising the license granted under Section 5.1(a) (Non-Exclusive License), if later), and each Party must furnish such document once per year thereafter and at any time there is a modification in such insurance. Notwithstanding the foregoing, the requirements of this Section 9.3 (Insurance) will not apply to the Funding Parties until the occurrence of a License Trigger Event. Each Party expressly understands, however, that the coverages and limits in this Section 9.3 (Insurance) do not in any way limit such Party’s liability or indemnification obligations to Penn or Limelight.

9.4          Limitation of Liability.  A PARTY WILL NOT BE LIABLE TO THE OTHER PARTIES FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.4 (LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER THIS ARTICLE 9 (INDEMNIFICATION), (B) DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, INTENTIONAL MISCONDUCT OR FRAUD, (C) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF THE CONFIDENTIALITY OBLIGATIONS IN ARTICLE 7 (CONFIDENTIALITY; PUBLICATION), OR (D) DAMAGES AVAILABLE TO OPUS FOR A FUNDING PARTY’S BREACH OF SECTION 5.1(C) (COVENANT NOT TO PRACTICE UNTIL LICENSE TRIGGER EVENT).

10.         Dispute Resolution.

10.1       Jurisdiction; Venue; Service of Process.  Each Party irrevocably submits to the exclusive jurisdiction of (a) the courts of the State of New York located in New York, NY, and (b) the United States District Court for the Southern District of New York, for the purposes of any dispute arising out of this Agreement.  Each Party agrees to commence any Action either in the United States District Court for the Southern District of New York or if such Action may not be brought in such court for jurisdictional reasons, in the courts of the State of New York located in New York, NY.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement in (i) the courts of the State of New York located in New York, NY and (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

10.2       Equitable Relief.  Notwithstanding any provision to the contrary in this Agreement, a Party may at any time seek to obtain preliminary injunctive relief or other applicable provisional relief from a court of competent jurisdiction with respect to an issue arising under this Agreement if the rights of such Party would be prejudiced absent such relief.

10.3        Several and Not Joint Liability. The liability and obligations of the Funding Parties will be several and not joint.

11.          Term and Termination.

11.1       Term.  The term of this Agreement (the “Term”) will commence on the Effective Date and, unless earlier terminated in accordance with this Article 11 (Term and Termination), will automatically terminate upon the earlier of (a) Opus’s Initiation of a Phase 1a/2b Clinical Study for the RDH12 Program prior to the occurrence of a License Trigger Event, (b) termination following execution of a Global Out-License Agreement as provided in clause (a) of Section 5.4 (Opus License to Third Parties), or (c) the first commercial sale of a Licensed Product following receipt of Regulatory Approval in any of the United States, the United Kingdom or one Major European Market.

11.2       Termination for Material Breach.  If a Party materially breaches this Agreement (the “Breaching Party”), then Opus (if a Funding Party is the Breaching Party) or both Funding Parties collectively (if Opus is the Breaching Party) (the “Non-Breaching Party”) may provide written notice to the Breaching Party identifying such alleged material breach in sufficient detail to put the Breaching Party on notice of such material breach, and if the Breaching Party has not cured such breach within [***]days after receiving written notice from the Non-Breaching Party requesting cure of the breach (or, in the case of a breach by a Funding Party that is also a breach of the applicable terms of the Penn License Agreement, then within [***] days after receiving written notice from Opus requesting cure of such breach), then the Non-Breaching Party may terminate this Agreement.  Notwithstanding the foregoing, a breach by either Funding Party of Section 5.1(c) (Covenant Not to Practice Until License Trigger Event) will be deemed non-curable, entitling Opus to terminate this Agreement immediately upon written notice to the Funding Parties. If a dispute arises between the Parties as to whether the Breaching Party has materially breached this Agreement or whether it has cured such breach during the applicable cure period and the Breaching Party notifies the Non-Breaching Party of such dispute during such cure period and initiates the dispute resolution process described in Article 10 (Dispute Resolution) on a timely basis, then, any such termination of this Agreement will not be effective until the resolution of such dispute in accordance with such dispute resolution process.

11.3        Termination for Bankruptcy.  Prior to the occurrence of a License Trigger Event, to the extent permitted by Applicable Law, upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors, in each case, of Opus, then the Funding Parties may terminate this Agreement with immediate effect by providing written notice of termination to Opus; provided, however, that in the case of any involuntary bankruptcy, reorganization, liquidation or receivership proceeding, such right to terminate will only become effective if Opus consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] days after the filing thereof.

11.4      Termination for Convenience.  At any time following a License Trigger Event, the Funding Parties may, at their sole discretion, terminate this Agreement upon [***] days’ prior written notice to Opus.

11.5        Effects of Termination.

(a)          Effects of Termination Prior to a License Trigger Event.  If a Party terminates this Agreement prior to a License Trigger Event, the licenses and sublicenses and rights granted to the Funding Parties under this Agreement pursuant to Section 5.1(a) (Non-Exclusive License) and Section 3.9(a) (Right of Reference) will terminate.

(b)          Effects of Termination After a License Trigger Event.  If a Party terminates this Agreement after a License Trigger Event, then:

(i)          the licenses and sublicenses and rights granted to the Funding Parties under this Agreement pursuant to Section 5.1(a) (Non-Exclusive License) and Section 3.9(a) (Right of Reference) will terminate and the Funding Parties will cease any and all Development of Licensed Products as soon as is reasonably practicable under Applicable Law; provided, however, that such licenses will continue as necessary for the Funding Parties to complete the orderly wind-down of their activities under this Agreement in accordance with Applicable Law and as otherwise required in accordance with this Section 11.5(b) (Effects of Termination After a License Trigger Event); and

(ii)         except in the case that the Funding Parties have terminated this Agreement after a License Trigger Event pursuant to Section 11.2 (Termination for Material Breach), to the extent the technology transfer under Section 3.6 (Technology Transfer) has occurred and the Funding Parties have exercised their rights in the License and Right of Reference and conducted Development activities, the Funding Parties will, upon Opus’ request, within [***] days of the Funding Parties’ receipt of such request:

(1)          assign to Opus all Regulatory Materials;

(2)          transfer to Opus all Materials and embodiments of the RDH12 Technology, including all RDH12 AAV vials, then in possession or control of the Funding Parties that are necessary or useful for the Development or Manufacture of Licensed Products;

(3)        subject to Section 5.7 (License to Opus; Grant Back Technology), transfer to Opus copies of all data and documentation generated by or on behalf of the Funding Parties while Exploiting the RDH12 Technology; and

(4)         provide assistance as may be reasonably necessary or useful for Opus to commence or continue Exploiting the RDH12 Technology, to the extent the Funding Parties are then performing or having performed such activities. The Funding Parties will use commercially reasonable efforts to assign or amend as appropriate, upon request of Opus, any agreements or arrangements with Third Parties related to the RDH12 Program; provided that Opus agrees to assume all of the Funding Parties’ obligations and liabilities thereunder arising on or after the date of such assignment. If any such agreement or arrangement between the Funding Parties and a Third Party is not assignable to Opus, then, for a period of not more than [***] months, the Funding Parties will provide all assistance reasonably requested by Opus to (x) provide Opus with the benefits of such Third Party Agreements, and (y) help Opus secure an alternative arrangement with a Third Party.

The costs and expenses incurred by the Parties relating to the activities performed under this Section 11.5(b)(ii) (Effects of Termination After a License Trigger Event) will be borne by [***].

11.6        Surviving Provisions.

(a)          Accrued Rights; Remedies.  The expiration or termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such expiration or termination, and any and all damages or remedies (whether at law or in equity) arising from any breach hereunder, each of which will survive expiration or termination of this Agreement.  Such expiration or termination will not relieve any Party from obligations which are expressly indicated to survive expiration or termination of this Agreement.  Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article are in addition to any other relief and remedies available to a Party under this Agreement, at law or in equity.

(b)          Survival.  Without limiting the provisions of Section 11.6(a) (Accrued Rights; Remedies), the following provisions, as well as any other provisions which by their nature are intended to survive termination or expiration, will survive the termination or expiration of this Agreement for any reason: (i) Article 1 (Definitions) solely with respect to defined terms that are used in the surviving provisions, (ii) Article 7 (Confidentiality; Publication) and Sections 2.3 (Records) and 9.3 (Insurance), in each case, solely for the term specified therein, where applicable, and (iii) Articles 10 (Dispute Resolution) and 12 (Miscellaneous), and Sections 5.2 (Limitations of the Funding Parties’ Rights Under the Penn License Agreement), 5.7 (License to Opus; Grant Back Technology), 6.1 (Ownership of Intellectual Property), 9.1 (By the Funding Parties Pursuant to the Penn License Agreement), 9.2 (Indemnification Between the Parties), 9.4 (Limitation of Liability), 11.5 (Effects of Termination) and 11.6 (Surviving Provisions).  For clarity, upon expiration of this Agreement, the licenses, sublicenses and rights granted by Opus to the Funding Parties under Section 3.9(a) (Right of Reference) and Section 5.1(a) (Non-Exclusive License) shall automatically terminate and be of no further force and effect.

12.         Miscellaneous.

12.1       Relationship Between the Funding Parties.  The Funding Parties will be severally, but not jointly, liable for the performance of their obligations under this Agreement, and neither Funding Party will have any liability for any breach of this Agreement or any other action or omission of the other Funding Party.  Except as expressly provided otherwise in this Agreement, where this Agreement requires the consent or agreement of the Funding Parties, both Funding Parties’ consent or agreement will be required.  Except as expressly provided otherwise in this Agreement (including in Section 5.6 (Funding Parties’ Exercise of Rights)) or as the Funding Parties may otherwise agree amongst themselves in writing, where rights are granted to the Funding Parties under this Agreement, each Funding Party may exercise such right independently without the consent of the other Funding Party.

12.2        Opus Bankruptcy.

(a)         All rights and licenses now or hereafter granted by Opus to the Funding Parties under or pursuant to this Agreement, including, for the avoidance of doubt, the licenses granted to the Funding Parties pursuant to Section 5.1(a) (Non-Exclusive License), are, for all purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in the Bankruptcy Code.  Upon the occurrence of any circumstances under which (a) Opus has a receiver or similar officer appointed over all or substantially all of its assets, (b) the institution of any bankruptcy, receivership, insolvency, reorganization, or other similar proceedings by or against Opus under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, (c) Opus makes an assignment for the benefit of its creditors (other than relating to a solvent restructuring), or (d) any corporate action taken by the board of directors of such Party in furtherance of any of the foregoing actions, Opus agrees that the Funding Parties, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code.  Without limiting the generality of the foregoing, Opus and the Funding Parties intend and agree that any sale of Opus’ assets under Section 363 of the Bankruptcy Code will be subject to the Funding Parties’ rights under Section 365(n), that the Funding Parties cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of the Funding Parties’ rights under this Agreement and Section 365(n) without the express, contemporaneous consent of the Funding Parties.  Further, each Party agrees and acknowledges that all payments by the Funding Parties to Opus hereunder do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder.  Opus will, during the term of this Agreement, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property.  Opus and the Funding Parties acknowledge and agree that “embodiments” of intellectual property within the meaning of Section 365(n) include, without limitation, laboratory notebooks, chemical and biological materials, prototypes, components, product samples and inventory of Licensed Products and precursor materials, research studies and data, and Regulatory Approvals.  If (i) a case under the Bankruptcy Code is commenced by or against Opus, (ii) this Agreement is rejected as provided in the Bankruptcy Code, and (iii) the Funding Parties elect to retain their rights hereunder as provided in Section 365(n) of the Bankruptcy Code, Opus (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) will:

(i)          provide to the Funding Parties all such intellectual property (including all embodiments thereof) held by Opus and such successors and assigns, or otherwise available to them, immediately upon the Funding Parties’ written request.  Whenever Opus or any of its successors or assigns provides to the Funding Parties any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 12.2(a)(i) (Opus Bankruptcy), the Funding Parties will have the right to perform Opus’ obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by the Funding Parties will release Opus from liability resulting from rejection of the license or the failure to perform such obligations; and

(ii)          not interfere with the Funding Parties’ rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code.

(b)          All rights, powers and remedies of the Funding Parties provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to Opus.  The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, and to be enforceable under Bankruptcy Code Section 365(n):

(i)          the right of access to any intellectual property (including all embodiments thereof) of Opus, or any Third Party with whom Opus contracts to perform an obligation of Opus under this Agreement, and, in the case of the Third Party, which is necessary for the manufacture, use, sale, import or export of Licensed Products; and

(ii)          the right to contract directly with any Third Party to complete the contracted work.

12.3       Assignment.  Except as provided in this Section 12.3 (Assignment), this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by a Party without the consent of the other Parties; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) a Party may, without such consent, assign this Agreement and its rights and obligations hereunder in whole or in part: (a) to an Affiliate of such Party; (b) in connection with the transfer or sale of all or substantially all of its assets or business of such Party or all or substantially all of its assets or business relating to this Agreement; or (c) pursuant to a Change of Control of the assigning Party. Notwithstanding the foregoing, prior to a License Trigger Event, the Funding Parties may not assign this Agreement and their rights under and obligations hereunder in whole or in part to any Third Party other than another charitable organization that is able to fulfill the Funding Parties’ obligations pursuant to Article 2 (Funding Obligation). Notwithstanding the foregoing, after the occurrence of a License Trigger Event, the Funding Parties may, without the consent of Opus, jointly assign this Agreement and their rights and obligations hereunder in whole or in part to any Third Party. Any attempted assignment not in accordance with this Section 12.3 (Assignment) will be null, void, and of no legal effect.

12.4       Severability.  If any one or more of the provisions contained in this Agreement is held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties will in such an instance use their best efforts to replace the invalid, illegal, or unenforceable provision(s) with valid, legal, and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.5       Force Majeure.  A Party will be held liable to the other Parties nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement (other than failure to pay amounts owing under this Agreement when due) to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, pandemics (excluding the COVID-19 pandemic), epidemics, or other acts of God, or acts, omissions or delays in acting by any Governmental Entity (“Force Majeure”); provided that the affected Party (a) notify the other Parties of such Force Majeure circumstances as soon as reasonably practical and (b) promptly undertakes all reasonable efforts necessary to cure such Force Majeure circumstances, and will continue performance in accordance with the terms of this Agreement whenever such causes are removed.  For the avoidance of doubt, the inability to expend or access financial resources in itself will not be a Force Majeure.  So long as the Force Majeure circumstance continues, the affected Party will provide updates to such notice to the other Parties on a reasonable basis to provide updated summaries of its mitigation efforts and its estimates of when normal performance under the Agreement will be able to resume.

12.6        Notices.  Any notice required or permitted to be given by this Agreement will be in writing and in English and will be: (a) delivered by hand or by overnight courier with tracking capabilities; (b) mailed postage prepaid by first class, registered or certified mail; or (c) delivered by email or facsimile followed by delivery via either of the methods set forth in (a) or (b), in each case, addressed as set forth below unless changed by notice so given:

if to Opus, to:	Opus Genetics, Inc. 8 Davis Drive, Suite 220 Durham, NC 27709 Attention: George Magrath, MD, MBA, MS Email: [***]

with copy to (which shall not constitute notice):	Sidley Austin LLP 2850 Quarry Lake Drive, Suite 280 Baltimore, MD 21209 Attention: Adriana Tibbitts Email: [***]

if to Eyes on the Future, to:	Eyes on the Future Third Floor 86-90 Paul Street London EC2A 4NE Email: [***] Attention: Silvia Cerolini

with a copy to (which shall not constitute notice):	Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 Email: [***] Attention: David M. McIntosh

if to The RDH12 Fund for Sight, to:	The RDH12 Fund for Sight PO Box 161481 Boiling Springs, SC 29316 Email: [***] Attention: Mathew Pletcher

Any such notice will be deemed given on the date received, except any notice received after 5:30 p.m. (in the time zone of the receiving Party) on a business day or received on a non-business day will be deemed to have been received on the next business day. A Party may add, delete or change the person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this Section 12.6 (Notices).

12.7       Entire Agreement; Amendments.  The Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, including the licenses granted hereunder.  All express or implied prior or contemporaneous agreements and understandings, either oral or written, with regard to the subject matter hereof, including with respect to the licenses granted hereunder, are superseded by the terms of this Agreement, including the Term Sheet.  The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of the Parties hereto.  Any Confidential Information (as defined in the Term Sheet) disclosed by the Parties pursuant to the Term Sheet will be deemed to constitute Confidential Information under this Agreement.

12.8      Headings.  The captions to the several Sections hereof are not a part of the Agreement, but are merely for convenience to assist in locating and reading the several Sections and Sections of this Agreement.

12.9      Independent Contractors.  It is expressly agreed that Opus and the Funding Parties will be independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture or agency.  Neither Opus nor the Funding Parties will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on another Party, without the prior written consent of such other Party.

12.10    Third Party Beneficiary Rights.  Except as expressly set forth in this Agreement (including express reference to Penn, the Penn Indemnitees, Limelight, and the Limelight Indemnitees as third party beneficiaries), this Agreement is not intended to and will not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

12.11     No Discrimination.  Neither Opus nor the Funding Parties will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

12.12     Performance by Affiliates.  Notwithstanding any provision to the contrary set forth in this Agreement, each Party will have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any Affiliate.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party(ies) may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

12.13     Waiver.  The waiver by a Party of any right hereunder, or the failure of a Party to perform, or a breach by a Party, will not be deemed a waiver of any other right hereunder or of any other breach or failure by such Party whether of a similar nature or otherwise.

12.14    Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

12.15     Further Assurances.  Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as another Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

12.16     Construction.  Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The words “include”, “includes,” “including” and “such as” will be deemed to be followed by the phrase “without limitation”.  The word “shall” will be construed to have the same meaning and effect as the word “will”.  Any reference to any person or entity will be construed to include the person’s or entity’s successor and assigns.  The words “herein,” “hereof,” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not any particular provision.  The word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals, and other written communications contemplated under this Agreement.  Provisions that require that a Party, the Parties, or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging).  References to “Article,” “Articles,” “Section,” or “Sections” are references to the numbered articles or sections, as applicable, of this Agreement, unless expressly stated otherwise.  All dollars are United States dollars.  Unless the context otherwise requires, countries will include territories.  References to any specific law or article, section or other division thereof, will be deemed to include the then-current amendments or any replacement law thereto.  Except as otherwise expressly set forth in this Agreement, when applied to the Funding Parties, the phrases “at its own cost and expense,” “at its sole cost and expense,” “at its cost and expense,” and similar phrases used in this Agreement do not preclude the possibility that the Funding Parties may share such costs or expenses with a Third Party.

12.17     Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

12.18     Counterparts.  The Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[Signature page follows.]

The Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

OPUS GENETICS, INC.

By:	/s/ George Magrath
Name: George Magrath, MD
Title: Chief Executive Officer

[Signature Page to Funding and License Agreement]

OPUSTX, LLC

By:	/s/ George Magrath
Name: George Magrath, MD
Title: President

[Signature Page to Funding and License Agreement]

EYES ON THE FUTURE

By:	/s/ Silvia Cerolini
Name: Silvia Cerolini
Title: CEO

[Signature Page to Funding and License Agreement]

THE RDH12 FUND FOR SIGHT

By:	/s/ Allison Galloway
Name: Allison Galloway
Title: President

[Signature Page to Funding and License Agreement]

Schedule 1.69

Licensed Patents

[***]

Schedule 1.88

Penn License Agreement

[***]

Schedule 1.89

Penn Patents
[***]

Schedule 3.1

Development Plan
[***]

Schedule 3.4(b)

Baseball Arbitration Procedures

[***]

Schedule 3.6

Technology Transfer Plan Terms

[***]

Schedule 3.8

Third Party Agreements

[***]

Schedule 3.9(d)

Transfer of Regulatory Materials and Records

[***]

Schedule 9.3

Insurance Requirements

[***]